EXHIBIT 95.1

Mine or Operation[1]:	Lucky Shot Mine (MSHA ID# 5001458)
Total # of "Significant and Substantial" Violations Under §104(a)[2]	—
Total # of Orders Issued Under §104(b)[3]	—
Total # of Citations and Orders Issued Under §104(d)[4]	—
Total # of Flagrant Violations Under §110(b)(2)[5]	—
Total # of Imminent Danger Orders Under §107(a)[6]	—
Total Amount of Proposed Assessments from MSHA under the Mine Act[7]	—
Total # of Mining-Related Fatalities[8]	—
Pending Legal Actions[9]	—
Legal Actions Instituted[10]	—
Legal Actions Resolved[11]	—

1 MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. The definition of “mine” under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities.

2 Represents the total number of citations issued by MSHA under Section 104 of the Mine Act for violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

3 Represents the total number of orders issued under Section 104(b) of the Mine Act, which represents a failure to abate a citation under Section 104(a) of the Mine Act within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines the violation has been abated.

4 Represents the total number of citations and orders issued by MSHA under Section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.
5 Represents the total number of flagrant violations identified by MSHA under Section 110(b)(2) of the Mine Act.
6 Represents the total number of imminent danger orders issued under Section 107(a) of the Mine Act.
7 Amount represents the total United States dollar value of proposed assessments received from MSHA during the three months ended March 31, 2026..
8 Represents the total number of mining-related fatalities at mines subject to the Mine Act pursuant to Section 1503(a)(1)(G) of the Financial Reform Act.
9 Represents the total number of legal actions pending as of March 31, 2026 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act.
10 Represents the total number of legal actions instituted as of March 31, 2026 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act.
11 Represents the total number of legal actions resolved as of March 31, 2026 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act.